Exhibit 99.1

 Ceres Announces First Quarter Financial Results of Fiscal Year 2016

- Company confirms its savings target; plans to achieve $8 to $10 million in cash savings in FY2016 versus original estimate of $6 to $8 million.

- Completes shift away from bioenergy into higher value forage and feed crops.

- Key field performance results will be announced in coming weeks.

THOUSAND OAKS, Calif., Jan. 14, 2016 /PRNewswire/ -- Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company focused on forage crops, today reported financial results for the three months ended November 30, 2015 and provided an update on its business.

During its fiscal first quarter, Ceres continued to refocus its business on commercializing forage products with a better balance of yield, energy and nutrition. The company also significantly strengthened its balance sheet, successfully completing a $7.6 million equity offering, and further validated its technology in forage crops via a multi-year collaboration with Forage Genetics International, a leading developer, producer and marketer of alfalfa breeding lines and traits.

For the upcoming planting season, Ceres plans to increase the number of companies distributing its forage sorghum seeds, expand its product portfolio and extend field evaluations of its seed products to additional regions. The company will announce key 2015 field results in coming weeks, including summaries of commercial forage sorghum plantings and pre-commercial hybrid and trait trials.

Ceres President and CEO Richard Hamilton said that the company plans to continue to make progress across its strategic initiatives in 2016. "Following our technical and commercial achievements in 2015, we successfully raised new funds to continue to build our forage sorghum seed business, advance our traits toward commercialization and demonstrate a clear trajectory for growth," he said.

"We look forward to continuing to deliver on our milestones, which begins with achieving our product development objectives. We expect success here to translate into additional distribution agreements and increased seed sales," Hamilton said.

Paul Kuc, Ceres Chief Financial Officer, indicated that previously announced cuts are expected to reduce operating expenses by $8 to $10 million in fiscal year 2016, higher than management's original forecast of $6 to $8 million in savings. "We have identified significant opportunities to reduce operating expenses and are rapidly implementing our realignment plan," said Kuc. "On an operational basis, we have completed our shift into forages and away from bioenergy and Brazil, and we expect the reduced cash requirements of our forage and traits business model to be fully reflected in our operating expenses beginning in February."

First Quarter Financial Results
Total revenues increased by $0.5 million to $0.9 million for the quarter ended November 30, 2015 compared to the same period last year primarily due to the recognition of revenue following the completion of work under the company's software services agreements.

Total cost and operating expenses decreased by $1.6 million to $4.8 million for the quarter ended November 30, 2015 compared to the same period last year.

Cost of product sales increased by $0.5 million to $0.9 million for the quarter ended November 30, 2015 compared to the same period last year primarily due to increased seed production costs.

Research and development expenses decreased by $0.8 million to $1.7 million for the quarter ended November 30, 2015 compared to the same period last year primarily due to reduced personnel and related expenses.

Selling, general and administrative expenses decreased by $1.3 million to $2.1 million for the quarter ended November 30, 2015 compared to the same period last year. In the U.S., expenses decreased by $0.8 million primarily due to reduced personal and related expenses and reduced professional fees. In Brazil, expenses decreased by $0.5 million primarily due to reduced personnel and related expenses as a result of restructuring the company's Brazil operations.

For the quarter ended November 30, 2015, Ceres reported a net loss of $3.4 million, or $0.39 per common share, compared to a net loss of $6.0 million, or $0.96 per common share, for the quarter ended November 30, 2014.

At November 30, 2015, cash and cash equivalents totaled $3.4 million.

Conference Call and Webcast Information
Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss its fiscal first quarter results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 24039004. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres
Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. The company's advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres' efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company's restructuring plan and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres' control. Factors that could materially affect actual results can be found in Ceres' filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company's expectations.

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended November 30,
	2015	2014

Revenues:
Services	$942	$400
Total revenues	942	400
Cost and operating expenses:
Cost of product sales	946	442
Research and development	1,718	2,504
Selling, general and administrative	2,088	3,441
Total cost and operating expenses	4,752	6,387
Loss from operations	(3,810)	(5,987)
Interest expense	(4)	(3)
Interest income	3	18
Other income/(expense) - warrant valuation	393	-
Loss before income taxes	(3,418)	(5,972)
Income tax expense	(1)	(1)
Net loss	$(3,419)	$(5,973)
Basic and diluted net loss per share	$(0.39)	$(0.96)
Basic and diluted weighted average outstanding common shares used for net loss per share	8,830,479	6,032,102

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts and par value)

(Unaudited)

	November 30,	August 31,
	2015	2015

Assets
Current assets:
Cash and cash equivalents	$3,438	$8,095
Prepaid expenses	403	477
Accounts receivable	848	577
Assets held for sale	228	474
Other current assets	594	143
Total current assets	5,511	9,766
Property and equipment, net	1,196	1,258
Other assets	126	98
Total long-term assets	1,322	1,356
Total assets	$6,833	$11,122

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,826	$4,402
Billings in excess of costs	516	802
Deferred rent	18	18
Total current liabilities	4,360	5,222
Deferred rent	52	56
Common stock warrant liabilities	1,239	1,631
Long-term debt, net of current portion	-	-
Total liabilities	5,651	6,909
Commitments and contingencies
Stockholders' equity:
Common stock and additional paid in capital, $0.01 par value; 240,000,000 shares authorized; 8,830,700 shares issued and outstanding at November 30, 2015; 8,830,700 shares issued and outstanding at August 31, 2015	335,870	335,512
Accumulated other comprehensive loss	792	762
Accumulated deficit	(335,480)	(332,061)
Total stockholders' equity	1,182	4,213
Total liabilities and stockholders' equity	$6,833	$11,122

CONTACT: Ceres, Inc., Gary Koppenjan, (805) 375-7801, ir@ceres.net